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                             THE MACREPORT.NET, INC.
                              200 Broadhollow Road
                                    Suite 207
                            Melville, New York 11747



                                                              May 13, 2002


Via EDGAR and FACSIMILIE

Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549
         Attn: Steven C. Duvall, Assistant Director

         Re:   The MacReport, Inc.;
               Registration Statement on Form SB-2
               (Reg. No. 333-64244)
               ------------------------------------

Ladies and Gentleman:

         The above referenced registration statement on Form SB-2 (the "Registration Statement") was declared effective by the Securities and Exchange Commission on March 5, 2002. We hereby withdraw the Registration Statement effective immediately upon the filing of this letter.

         If you have any questions regarding our request or the Registration Statement, please contact Stephen J. Czarnik, Esq., our counsel, by telephone on
(917)-699-9345.


                                          With kind regards,

                                          THE MACREPORT.NET, INC.

                                          By: /s/ Vito W. Lucchetti, Jr.
                                              -------------------------------
                                              Vito W. Lucchetti, Jr.
                                              Chairman, Chief Executive Officer
                                              and President